Ken Bergestad 5975 Selkirk Crescent Prince George, BC V2N 2G9	Walter Niemi 105-2379 Red Bluff Road Quesnel, BC V2J 6B9	Lloyd Olson 5272 Bjornson Road Quesnel, BC V2J 6X9

January 22, 2003

Global Innovative Systems Inc. and Niew Industries Inc. Suite 104-630 Columbia Street New Westminster, BC V3M 1A5 Fax: (604) 522-9896	Fraser Wilson Lawrie c/o Swarok & Breivik PO Box 10024, Pacific Centre 3000-700 West Georgia Street Vancouver, BC V7Y 1A1	Robert M. Fletcher c/o Swarok & Breivik PO Box 10024, Pacific Centre 3000-700 West Georgia Street Vancouver, BC V7Y 1A1

Dear Sir:

Re: Acquisition of Niew Industries Inc. (the "Company")

Ken Bergestad, Walter Niemi and Lloyd Olson (collectively, the "Purchasers") wish to make the proposals herein to Fraser Lawrie and Robert Fletcher (collectively, the "Directors") and to Global Innovative Systems Inc. (the "Vendor") in connection with the acquisition of Niew Industries Inc. (the "Company"). In the event that the Vendor and the Directors accept this proposal on the terms and conditions set forth below, this letter will become a binding agreement (the "Agreement") as between the parties hereto.

Acquisition

1. The Vendor agrees, subject to the terms and conditions hereof, to sell, assign and transfer to the Purchasers or their nominees all of its right, title and interest in and to all of the issued and outstanding common shares of the Company (the "Shares") and all of the indebtedness of the Company which the Company owes to the Vendor (the Debt").

Consideration

2. The Vendor and the Purchasers agree that, in consideration for the sale and transfer of the Shares and the Debt to the Purchasers or their nominees, subject to the terms and conditions hereof:

(a) the Purchasers shall pay to the Vendor Cdn$70,000 in payments as follows: $50,000 on Closing, $10,000 on or before February 3, 2003 and $10,000 on or before September 12, 2003;

(b) the Company shall assign to the Vendor the right to receive payment of $10,000 ($20,000 if the Purchasers are in default of the payment due February 3, 2003) payable on September 12, 2003 pursuant to the agreement dated September 12, 2002 between the Company and Farr Fabricating (1985) Ltd.; and

(c) the Purchasers shall consent, to the extent their consent is required by Janowsky and Associates or otherwise, to the release and transfer to the Vendor or its nominees of 12 million common shares of the Vendor.

Mutual Releases

3. The Vendor and the Directors agree to release the Purchasers and the Purchasers agree to release the Vendor and the Directors from all claims resulting from or in connection with the Company and the Vendor except those claims resulting from or in connection with this Agreement.

Closing

4. Closing of the transactions contemplated herein (the "Closing") shall take place on January 24, 2003 (the "Closing Date"), or such other date as the parties may mutually agree, at 2:00 p.m. at the offices of Koffman Kalef, 19th Floor, 885 West Georgia Street, Vancouver, British Columbia, V6C 3H4.

5. At the Closing:

(a) the Vendor and the Directors will tender to the Purchasers (a) share certificates in the name of the Vendor representing the Shares duly endorsed for transfer, (b) duly executed share certificates representing the Shares in the names of the Purchasers' nominees, (c) a duly executed assignment of the Debt in favour of the Purchasers' nominees, (d) the resignations effective on Closing from the directors of the Company, and (e) all corporate records and books of account of the Company including minute books, share registers, annual reports and every common seal of the Company not otherwise held at the registered and records office of the Company;

(b) the Purchasers will tender to the Vendor (a) a bank draft or solicitors' trust cheque in the amount of Cdn$50,000, (b) two promissory notes of the Company bearing interest at 10 per cent per annum in the amount of $10,000 each, the first due on February 3, 2003 and the second due on September 12, 2003, (c) the assignment referred to in paragraph 2(b) herein, and (d) the consent to the release and transfer to the Vendor or its nominees of the 12 million common shares of the Vendor;

(c) each of the parties will tender to the others the releases contemplated in paragraph 3; and

(d) each of the parties will tender to the others a certificate signed by each of them certifying the truth and correctness at the Closing Date of the representations and warranties of each of them contained herein and the performance of all covenants and agreements of each of them contained herein.

Representations, Warranties and Covenants

6. The Vendor, the Directors and the Company represent, warrant and covenant to the Purchasers as follows:

(a) since December 1, 2002, the authorized capital of the Company has not been altered and no shares in the capital of the Company or securities of the Company have been issued;

(b) no person, firm or corporation has any agreement or option or any right capable of becoming an agreement to purchase or otherwise acquire the Shares, the Debt or any of the unissued shares in the capital of the Company;

(c) since December 1, 2002, the Company has not conducted any business activity and has not undertaken any transaction (e.g., incurred any liabilities, disposed of any asset, settled any account receivable) except for business activities or transactions that have been otherwise approved in writing by the Purchasers;

(d) the Vendor and the Directors have paid or will pay within 30 days of the Closing Date, all outstanding indebtedness of the Vendor or the Company due to Clark Wilson, BDO Dunwoody and Hedden Chong;

(e) from the date hereof, the Company shall not engage in any business activity or undertake any transaction whatsoever unless consented to in writing by the Purchasers;

(f) there is no basis for and there is not action, suit, judgment, investigation or proceeding outstanding or pending or, to the knowledge of any of the Director, threatened against or affecting the Company;

(g) the Vendor owns the Shares as legal and beneficial owner, free and clear of all liens, claims, charges and encumbrances and has not assigned any interest in any of the Debt to anyone;

(h) the Company is not indebted to the Directors for any amount however so arising;

(i) any approvals required to be obtained by the Vendor to transfer of the Shares and Debt to the Purchasers or its nominees shall be obtained on or before Closing; and

(j) each of the Directors and the Vendor has due and sufficient right and authority to enter into this Agreement on the terms and conditions set forth in this Agreement.

7. The Purchasers represent and warrant to the Vendor, the Directors and the Company as follows:

(a) each of them will assist the Vendor with any approvals required to be obtained by the Vendor to transfer of the Shares and Debt to the Purchasers or its nominees; and

(b) each of them has due and sufficient right and authority to enter into this Agreement on the terms and conditions set forth in this Agreement.

Conditions

8. The Purchasers' obligations under this Agreement are subject to the following conditions for the exclusive benefit of the Purchasers being fulfilled or waived by the Purchasers:

(a) the Purchasers shall have notified the Vendor that they have arranged financing on terms satisfactory to the Purchasers before the Closing Date; and

(b) the delivery on or before Closing of releases by Robert Monroe and Northern Business Consultants Ltd. and by the Purchaser releasing each other from all claims in connection with the Company or the Vendor.

General

9. The representations, warranties, covenants and agreements of each of the parties contained in this Agreement and in any document or certificate given under this Agreement will be true and correct as of the Closing and will survive the Closing and remain in full force and effect notwithstanding any waiver by a party unless such waiver was made after notice in writing setting forth the breach.

10. Each of the parties hereto covenant and agree to indemnify and save harmless the other parties from any loss, damage, liability, cost and expense (including without limitation any tax liability) suffered by a party directly or indirectly as a result of or arising out of any breach or representation, warranty, covenant or agreement of any of the parties contained in this Agreement, the closing certificates or any document or certificate delivered under this Agreement.

11. The parties hereby agree that each will pay for their own (and representatives') respective fees and expenses in connection with the preparation, execution and delivery of this Agreement and any other agreements or documents contemplated thereby.

12. The parties hereby agree to perform or cause to be performed all such acts and deeds as may be required to give full force and effect to the terms and provisions set out herein and to co-operate with each other and each other's counsel and other professional advisors in the preparation, execution and delivery of any and all documents or instruments necessary to give full force and effect to the terms and provisions set out herein.

13. Time shall be of the essence in this Agreement.

14. This Agreement shall be governed and interpreted in accordance with the laws of the Province of British Columbia.

15. This Agreement may be executed in counterparts with the same effect as if all of the parties hereto have signed the same document and all counterparts will be construed together and constitute one and the same instrument.

16. This Agreement will enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

17. All notices and other communications to be delivered hereunder shall be in writing and shall be addressed to the parties at their respective addresses listed above. All notices shall be given by personal delivery or facsimile communication and shall be effective and deemed delivered at the time of actual delivery, as established by confirmation of delivery.

If the above correctly sets forth your understanding of our agreement with respect to the transactions herein, kindly so indicate by executing a copy of this Agreement in the space provided below and returning it to the undersigned on or before January 23, 2003.

Yours truly,

/s/ Ken Bergestad__________ Ken Bergestad	/s/ Walter Niemi___________ Walter Niemi	/s/ Lloyd Olson____________ Lloyd Olson

Agreed and accepted this ____ day of January, 2003

/s/ Fraser Wilson Lawrie______________ Fraser Wilson Lawrie	/s/ Robert M. Fletcher_________________ Robert M. Fletcher
GLOBAL INNOVATIVE SYSTEMS INC. By: /s/ Fraser Wilson Lawrie____________ Fraser Wilson Lawrie	NIEW INDUSTRIES INC. By: /s/ Fraser Wilson Lawrie__________ Authorized Signatory